COMPANY CONTACT: Tony M. Shelby
               Executive Vice President
               (405) 235-4546

KCSA CONTACT:   Leslie A. Schupak/Joe Mansi
                (212) 682-6300, ext. 205/207

September 11, 2006

AMEX:LXU

LSB INDUSTRIES, INC. ANNOUNCES
CONVERSION OF $1 MILLION OF ITS
7% CONVERTIBLE DEBENTURES

Oklahoma City, Oklahoma . . . September 11, 2006 . . . LSB Industries, Inc. (“the Company”), whose common stock is traded on the American Stock Exchange under the symbol LXU (AMEX: LXU), today announced that on September 6, 2006, Alexandra Global Master Fund Ltd. (“Alexandra”) converted $1 million of the Company’s outstanding 7% Convertible Senior Subordinated Debentures due 2011 (the “Debentures”). As a result, the Company issued or will be issuing to Alexandra 141,250 shares of the Company’s common stock. This conversion decreases debt by $1 million and correspondingly increases stockholders’ equity by $1 million. Pursuant to the terms of the Indenture dated March 3, 2006, governing the Debentures, the conversion rate was 141.25 shares of common stock for each $1,000 principal amount of converted Debentures.

LSB is a manufacturing, marketing, and engineering company with activities on a world wide basis. LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, the provision of specialized engineering services, and other activities.

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